EXHIBIT 10.2

                                                                            4(b)

                               SUITE 101.COM, INC.
                            347 Bay Street, 3rd Floor
                                Toronto, Ontario
                                     M5H 2R7

August 29, 2003

Jean Paul Roy
c/o 200, 634 4 the Avenue SW
Calgary, Alberta
T2P 0J9

GeoGlobal Resources (India) Inc.
c/o 200, 634 4 the Avenue SW
Calgary, Alberta
T2P 0J9

RE:  Amendment Agreement
     -------------------

Whereas Suite 101.com, Inc. (the "Buyer"), Jean Paul Roy and GeoGlobal Resources (India) Inc. (the "Company), (collectively the "Parties") entered into a Stock Purchase Agreement (the "Agreement) dated April 4, 2003;

Whereas the closing of the Agreement required the consent from the Indian government;

Whereas such consent has been given and a legal opinion from Indian counsel has been given;

Whereas some items in the Agreement need to be amended to reflect the facts as they now stand and to evidence the agreement of the Parties to such amendments.

The Parties agree:
Article 1.4 is amended to read:

         1.4 The Note. The promissory note of the Buyer (the "Note") to be delivered pursuant to Article 1.3(a) hereof as a portion of the Purchase Price is to be payable to the Seller and be interest free and payable in four (4) installments of principal as follows: (U.S.) $500,000 at the Closing, (U.S.) $500,000 on October 15, 2003, (U.S.)
         $500,000 on January 15, 2004 and (U.S.) $500,000 on June 30, 2004. The
         Note is to be secured by the Carried Interest and the principal payments are to be made when due out of the funds of the Buyer. The form of the Note is attached as Exhibit I.

and Exhibit 1 is amended as attached.

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Article 3 is amended to reflect the fact that the Company is now discontinued
from Alberta and has been continued to Barbados and that a legal opinion from Barbados counsel is required to opine on the discontinuance and the enforceability, in substantially the same form as was to have been given by Alberta counsel.

Article 3.6 (a) is amended to agree that a letter of engagement will be provided at closing from Grant Thornton, Chartered Accounts in regard to their engagement as auditors of the Company and of the Buyer.

Article 3.6 (b) is amended to reflect the fact that the Company has been in business since April 4, 2003 and has assets of approximately (US) $100,000 and liabilities of approximately (US) $350,000 and that no statements in regard to that will be prepared before closing. The Company has had no revenues.

Article 4.3 is amended to reflect the fact that there are 14,656,867 rather than 14,086,687 shares of the Buyer issued and outstanding.

Article 4.8 (b) is amended to reflect the fact that the cash in the Buyer as of August 27 ,2003 was approximately (US) $3,200,000.

Article 5.5 is amended to reflect the fact that Jean Paul Roy will also be the CEO and Grahame Notman will not be the Interim CEO..

Article 6.7 (a) and (b) is amended to reflect the fact that the Company is continued to Barbados.

The Omnibus Agreements have been amended to provide that options that are to be exercised at Closing will be permitted to be exercised within 15 days after Closing, as set fort in such agreements.

JPR agrees, in consideration of the issuance of the Buyer's Shares to him at the Closing as follows:


                  (a) JPR shall not, during the term of three (3) years after the Closing and for successive periods of one year's duration thereafter, unless JPR or the Company have given at least 30 days written notice to the other that this Agreement is to terminate at the end of the initial term or at the end of any successive period of one year. (the "Term") disclose any information relating to the private or confidential affairs of the Buyer or the Company or relating to any secrets of the Buyer or the Company, to any person other than for the Buyer's or the Company's purposes and, without limiting the generality of the foregoing, JPR shall not use for his own purposes or for any purposes other than those of the Buyer or the Company, any such information or secrets he may obtain, develop or acquire during the Term, in relation to the business of oil and gas exploration, development and production.

                  (b) JPR shall well and faithfully use his best efforts to promote the interests of the Buyer and the Company and bring other opportunities to the Buyer and the Company.

                  (c) JPR shall duly, diligently, truly and faithfully account for and deliver to the Buyer or the Company all business opportunities during the term of this Agreement and any money, securities and things of value belonging to the Buyer or the Company which JPR may from time to time receive for, from or on account of the Buyer or the Company.

                  (d) JPR shall not, during the Term, without the written consent of the Buyer, compete directly or indirectly with the Company with respect to any acquisition, exploration or development of any crude oil, natural gas or related hydrocarbon interests within the area of the country of India. For further clarification, the country of India would include all lands, on or offshore, controlled by the Government of India under the Directorate General of Hydrocarbons

                  (e) Upon any termination of the Term, JPR shall at once deliver or cause to be delivered to the Company all books, documents, effects, money securities or other property belonging to the Company or for which the Company is liable to others, which are in the possession, charge, control or custody of JPR.

                  (f) Notwithstanding any termination of the Term for any reason whatsoever and with or without cause, the provisions of Sections (a) and (e) above and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following such termination.

The Closing shall be set for August 29, 2003.

In all other respects the Parties reaffirm the Agreement.

Suite 101.com, Inc.

---------------------
per: Brent Peters,
CFO and Director

Jean Paul Roy

______________________   Witness to signature of Jean Paul Roy:_________________
                                                               Gregory R. Harris
GeoGlobal Resources
(India) Inc.

----------------------
per Allan J. Kent, CFO